Exhibit 99

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154	NEWS RELEASE

CONTACTS:
Investors:  Heather Kos, 708-551-2592
Media:  Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS FOURTH QUARTER AND FULL-YEAR 2018 RESULTS

•                  Fourth quarter 2018 reported and adjusted EPS* were $1.36 and $1.61, compared with $1.35 and $1.73 in the fourth quarter 2017

•                  Full-year 2018 reported and adjusted EPS were $6.17 and $6.92 down from $7.06 and $7.70 in the year-ago period

•                  The Company repurchased approximately 4.25 million shares of common stock during the fourth quarter

•                  2019 adjusted EPS expected to be in the range of $6.80-$7.50

WESTCHESTER, Ill., February 5, 2019 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2018. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2018 and 2017, include items that are excluded from the non-GAAP financial measures that the Company presents.

“During the fourth quarter, we continued taking actions to drive improved performance in response to challenging North America market dynamics and continued foreign exchange devaluations. We took multiple pricing actions, progressed our $125 million Cost Smart savings program, and grew our specialties portfolio, all while delivering on our customer experience commitments,” said Jim Zallie, Ingredion’s president and chief executive officer.

“By the end of 2018, we actioned $11 million of run-rate savings, exceeding our $5 million initial year target for Cost Smart. After ceasing manufacturing operations at our Stockton, California plant, we successfully transitioned service for our West Coast customers to other plants in our network, better aligning our manufacturing cost structure with future sweetener demand. We are on the right path to becoming a more streamlined and agile organization.”

Zallie continued, “We are pleased to have grown our specialties portfolio to 29 percent of total net sales in 2018, driven by growth and demand for our on-trend platforms such as clean and simple ingredients, sugar reduction and starch-based texturizers. We’re excited about the prospects for our more than $200 million of investments in plant-based proteins, specialty starch texturizers, and sugar reduction capabilities.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

“We remained focused on delivering shareholder value and continued to deploy cash with 5.8 million share repurchases during 2018 at an expected price range of $101 to $103 a share, pending the final settlement of the accelerated share repurchase,” Zallie concluded.

Diluted Earnings Per Share (EPS)

	4Q17	4Q18	2017	2018
Reported EPS	$1.35	$1.36	$7.06	$6.17
Acquisition/Integration Costs	$0.01	—	$0.12	—
Impairment/Restructuring Costs	$0.14	$0.23	$0.42	$0.71
Insurance proceeds	$(0.08)	—	$(0.08)	—
U.S./Canada Tax Settlement	—	—	$(0.14)	—
Income Tax Reform	$0.31	$0.01	$0.31	$0.04
Adjusted EPS**	$1.73	$1.61	$7.70	$6.92

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

	4Q18	2018
Margin	(0.23)	(1.15)
Volume	0.07	0.34
Foreign exchange	(0.15)	(0.29)
Other income	0.01	0.02
Total operating items	(0.30)	(1.08)

Other non-operating income	—	(0.02)
Financing costs	(0.03)	(0.12)
Shares outstanding	0.10	0.16
Tax rate	0.11	0.27
Non-controlling interest	—	0.01
Total non-operating items	0.18	0.30
Total items affecting EPS	(0.12)	(0.78)

Financial Highlights

•                  At December 31, 2018, total debt and cash and short-term investments were $2.1 billion and $334 million, versus $1.86 billion and $604 million, respectively, at December 31, 2017. Cash and short-term investments reductions were primarily driven by share repurchases.

•                  Cash generated by operations at 2018 year-end was $703 million down $66 million from the year-ago period, driven by lower net income.

•                  Net financing costs were $21 million or $5 million higher in the fourth quarter than the year-ago period, primarily driven by higher net debt.

•                  Reported and adjusted effective tax rates for the quarter were 29.7 percent and 27.4 percent, compared to 44.9 percent and 32.5 percent, respectively, in the year-ago period.  The change in the reported rate was driven predominantly by U.S. tax reform. The change in the adjusted rate was driven predominantly by the revaluation of the Mexican peso impacting the U.S. dollar-denominated balances in Mexico, a reduced valuation allowance on the net deferred tax assets of a foreign subsidiary and by U.S. tax reform.

•                  Full-year capital expenditures were $349 million, up $43 million from the year-ago period, driven by increased investments to expand capacity for plant-based proteins and sugar reduction.

•                  The $125 million Cost Smart savings program is underway. The Company actioned $11 million in cost run-rate savings by the end of 2018 and expects to generate $24 million to $34 million cumulatively by the end of 2019, building to $125 million by year-end 2021, before inflationary effects.

Business Review

Total Ingredion

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Fourth quarter	1,437	-98	28	59	1,426	-1%
Full-year	5,832	-198	76	131	5,841	—

Net Sales

•                  Fourth quarter net sales were down compared to the year-ago period. Favorable price/mix primarily due to raw material and foreign exchange pricing pass through as well as specialty volume growth were more than offset by changes in foreign currency exchange rates.

•                  Full-year net sales were flat compared to the year-ago period. Favorable price/mix, primarily due to raw material and foreign exchange pricing pass through as well as specialty volume growth were offset by changes in foreign currency exchange rates.

Operating income

•                  Reported and adjusted operating incomes for the quarter were $158 million and $177 million, decreases of 22 percent and 15 percent, respectively, from the same period last year. The decreases were largely attributable to lower sweetener demand and higher production and supply chain costs in North America, foreign-exchange headwinds, and North America commodity margin pressure partially offset by operating income growth in Asia-Pacific.

•                  Full-year 2018 reported and adjusted operating income were $703 million and $767 million, decreases of 16 percent and 13 percent, respectively, compared to $836 million of reported operating income and $878 million of adjusted operating income for the 2017 year. These decreases were largely attributable to lower sweetener demand and higher production and supply chain costs in North America, foreign-exchange headwinds, North America commodity margin pressures, and higher raw material costs in Asia-Pacific that were partially offset by operating income growth in South America and EMEA.

•                  Fourth quarter reported operating income was lower than adjusted operating income by $19 million.  Restructuring charges related to Cost Smart of $18 million were associated with the cessation of wet milling at the Company’s Stockton, California facility and restructuring charges related to Cost Smart SG&A initiatives were $1 million.

•                  Full-year reported operating income was lower than adjusted operating income by $64 million. Restructuring charges related to Cost Smart of $49 million were associated with the cessation of wet milling at the Company’s Stockton, California facility, restructuring charges related to Cost Smart SG&A initiatives were $11 million and the Company incurred $4 million of other restructuring costs.

North America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Fourth quarter	840	-3	8	-13	832	-1%
Full-year	3,529	—	23	-41	3,511	-1%

Operating income

•                  Fourth quarter operating income was $114 million, a decrease of $25 million from a year ago while full-year operating income was $545 million, a decrease of $109 million from a year ago. The decreases were driven by higher production and supply chain costs, lower U.S./Canada sweetener demand and commodity margin pressures.

South America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Fourth quarter	267	-72	-18	57	234	-12%
Full-year	1,007	-193	—	129	943	-6%

Operating income

•                  Fourth quarter operating income was $31 million, a decrease of $5 million from a year ago. Foreign exchange headwinds in Brazil and Argentina and lower volumes more than offset operational efficiencies.

•                  Full-year operating income was $99 million, an increase of $18 million from a year ago. Improved operational efficiencies and the lapping of the 2017 Argentina manufacturing optimization project more than offset foreign exchange headwinds in Brazil and Argentina.

Asia-Pacific

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Fourth quarter	185	-5	20	11	211	14%
Full-year	740	18	21	24	803	9%

Operating income

•                  Fourth quarter operating income was $29 million, up $4 million from a year ago. Specialty volume growth and the pass through of higher tapioca costs more than offset higher raw material costs.

•                  Full-year operating income was $104 million, down $11 million from a year ago. Specialty volume growth was more than offset by a lag in the pass through of higher tapioca costs.

Europe, Middle East, and Africa (EMEA)

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Fourth quarter	145	-18	17	5	149	3%
Full-year	556	-23	32	19	584	5%

Operating income

•                  Fourth quarter operating income was $30 million, down $1 million from a year ago. Specialty and core volume growth were offset by foreign exchange headwinds in Pakistan and higher raw material costs across the region.

•                  Full-year operating income was $116 million, up $2 million from a year ago. The increase was largely driven by specialty and core volume growth and improved price/mix, partially offset by foreign exchange headwinds in Pakistan and higher raw material costs.

Dividends and Share Repurchases

•                  The Company repurchased approximately 4.25 million and 5.8 million shares of common stock in the fourth quarter and full-year, respectively.  As previously announced in November, the Company initially settled the accelerated repurchase of 4 million shares of its outstanding common stock pursuant to an accelerated share repurchase (“ASR”) agreement.  Upon final settlement, after a price averaging period expected to be completed shortly, the Company will be entitled to receive or pay cash, depending on the movement of its share price over the averaging period.

2019 Outlook

The Company expects 2019 adjusted EPS to be in the range of $6.80-$7.50 compared to adjusted EPS of $6.92 in 2018. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. Compared with last year, the 2019 full-year outlook assumes: North America operating income is flat assuming current market values for corn and corn by-products, which have been negatively impacted by crop inventory imbalances arising from the U.S. and China trade dispute; South America operating income is up; Asia-Pacific and EMEA operating incomes are expected to modestly increase; an adjusted effective tax rate range of approximately 26.0-27.5 percent; and continued higher-value specialty ingredients growth.  The Company expects operating income to be down in the first half of 2019, given the anticipated layout of corn costs in North America and the timing of anticipated foreign-exchange devaluations relative to 2018.

Cash from operations in 2019 is expected to be in the range of $650 million to $700 million. Capital expenditures are anticipated to be between $330 million to $360 million.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 8 a.m. ET (7 a.m. CT) hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

Upcoming Communications

Jim Zallie, president and chief executive officer; James Gray, executive vice president and chief financial officer; Jorgen Kokke, executive vice president, global specialties, and president, North America; and Pierre Perez, senior vice president and president, EMEA, will participate in the Consumer Analyst Group of New York (CAGNY) conference on Tuesday, February 19, 2019 at 2 p.m. ET in Boca Raton, Florida.  The presentation will be available on the Company’s website, www.ingredion.com, in the “Company and Investors” section, under “Investors/Presentations & Presentations/Webcasts.”

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries.  With 2018 annual net sales of nearly $6 billion, the Company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With

Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars.  For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and their impact on our sales volumes and pricing of our products; our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; energy costs and availability; freight and shipping costs; and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates, particularly United States tax reform enacted in 2017; operating difficulties; availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(in millions, except per share amounts)	2018	2017	%	2018	2017	%
Net sales before shipping and handling costs (i)	$1,537	$1,543	0%	$6,289	$6,244	1%
Less: shipping and handling costs (i)	111	106		448	412
Net sales	1,426	1,437	(1)%	5,841	5,832	0%
Cost of sales	1,106	1,077		4,473	4,360
Gross profit	320	360	(11)%	1,368	1,472	(7)%

Operating expenses	146	154	(5)%	611	616	(1)%
Other income, net	(3)	(11)		(10)	(18)
Restructuring/impairment charges	19	15		64	38
Operating income	158	202	(22)%	703	836	(16)%
Financing costs, net	21	16		86	73
Other, non-operating income (ii)	(1)	(1)		(4)	(6)
Income before income taxes	138	187	(26)%	621	769	(19)%
Provision for income taxes	41	84		167	237
Net income	97	103	(6)%	454	532	(15)%
Less: Net income attributable to non-controlling interests	3	4		11	13
Net income attributable to Ingredion	$94	$99	(5)%	$443	$519	(15)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	68.3	72.1		70.9	72.0
Diluted	69.1	73.6		71.8	73.5

Earnings per common share of Ingredion:
Basic	$1.38	$1.37	1%	$6.25	$7.21	(13)%
Diluted	$1.36	$1.35	1%	$6.17	$7.06	(13)%

Notes

(i) As a result of the Company’s adoption of ASC 606, the Company identified certain fulfillment costs that were included as a reduction in “Net sales before shipping and handling costs” which are more appropriately classified as fulfillment activities under ASC 606 rather than a discount to the transaction price. Upon adoption of the new standard, the Company has elected to reclassify these costs on a retrospective basis, resulting in $16 million and $64 million reclassified from “Net sales before shipping and handling costs” to “Less: shipping and handling costs” for the three months and year ended December 31, 2017, respectively.  Reported net sales does not change as a result of this reclassification.

(ii) As a result of the Company’s adoption of the amendments to ASC 715, the Company was required to retrospectively present service costs separate from the other components of net periodic benefit costs.  The other components of net periodic benefit costs have been reclassified from Cost of sales and Operating expenses to Other, non-operating income.  The result is a reduction to Operating income and increase to Other, non-operating income of $1 million and $6 million for the three months and year ended December 31, 2017, respectively.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2018	December 31, 2017
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$327	$595
Short-term investments	7	9
Accounts receivable — net	951	961
Inventories	824	823
Prepaid expenses	29	27
Total current assets	2,138	2,415

Property, plant and equipment — net	2,198	2,217
Goodwill	791	803
Other intangible assets — net	460	493
Deferred income tax assets	10	9
Other assets	131	143
Total assets	$5,728	$6,080

Liabilities and equity
Current liabilities
Short-term borrowings	$169	$120
Accounts payable and accrued liabilities	777	837
Total current liabilities	946	957

Non-current liabilities	217	227
Long-term debt	1,931	1,744
Deferred income tax liabilities	189	199
Share-based payments subject to redemption	37	36

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at December 31, 2018 and December 31, 2017	1	1
Additional paid-in capital	1,096	1,138
Less: Treasury stock (common stock; 11,284,681 and 5,815,904 shares at December 31, 2018 and December 31, 2017, respectively) at cost	(1,091)	(494)
Accumulated other comprehensive loss	(1,154)	(1,013)
Retained earnings	3,536	3,259
Total Ingredion stockholders’ equity	2,388	2,891
Non-controlling interests	20	26
Total equity	2,408	2,917

Total liabilities and equity	$5,728	$6,080

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(in millions)	2018	2017

Cash provided by operating activities:
Net income	$454	$532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	247	209
Mechanical stores expense	57	57
Deferred income taxes	(23)	67
Charge for fair value mark-up of acquired inventory	—	9
Margin accounts	5	6
Changes in other trade working capital	(123)	(127)
Other	86	16
Cash provided by operating activities	703	769

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(349)	(306)
Payments for acquisitions	—	(17)
Investment in a non-consolidated affiliate	(15)	—
Short-term investments	1	(3)
Other	2	—
Cash used for investing activities	(361)	(326)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	249	(96)
Repurchases of common stock	(657)	(123)
Issuances of common stock for share-based compensation, net of settlements	1	9
Dividends paid, including to non-controlling interests	(182)	(165)
Cash used for financing activities	(589)	(375)

Effect of foreign exchange rate changes on cash	(21)	15
(Decrease) increase in cash and cash equivalents	(268)	83
Cash and cash equivalents, beginning of period	595	512
Cash and cash equivalents, end of period	$327	$595

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$94	$1.36	$99	$1.35	$443	$6.17	$519	$7.06

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million for the year ended December 31, 2017 (i)	—	—	1	0.01	—	—	3	0.04

Restructuring/impairment charges, net of income tax benefit of $3 million and $13 million for the three months and year ended December 31, 2018, respectively, and $5 million and $7 million for the three months and year ended December 31, 2017, respectively (ii)	16	0.23	10	0.14	51	0.71	31	0.42

Insurance proceeds, net of income tax benefit of $3 million for both the three months and year ended December 31, 2017 (iii)	—	—	(6)	(0.08)	—	—	(6)	(0.08)

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $3 million for the year ended December 31, 2017 (iv)	—	—	—	—	—	—	6	0.08

Income tax reform (v)	1	0.01	23	0.31	3	0.04	23	0.31

Income tax settlement (vi)	—	—	—	—	—	—	(10)	(0.14)

Non-GAAP adjusted net income attributable to Ingredion	$111	$1.61	$127	$1.73	$497	$6.92	$566	$7.70

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2017 period includes costs related to the acquisition and integration of Penford Corporation, Kerr Concentrates, Inc., TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii)  During the three months and year ended December 31, 2018, we recorded $19 million and $64 million of pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2018, we recorded $18 million of restructuring expenses as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant, including $8 million for mechanical stores write downs, $6 million for accelerated depreciation, and $4 million of other restructuring costs. In addition, we recorded $2 million of restructuring charges as part of the Cost Smart SG&A program in relation to restructuring projects in the South America, APAC, and North America segments. These charges were offset by $1 million reduction of expense from the prior year estimate of North America restructuring activities. During the year ended December 31, 2018, we recorded $64 million of pre-tax restructuring charges consisting of $49 million of restructuring expenses, including $34 million for accelerated depreciation, $8 million for mechanical stores write downs, $4 million for other restructuring costs, and $3 million for employee-related severance, as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant.  In addition, $11 million of restructuring charges were recorded related to the Cost Smart SG&A program, including $7 million of employee-related severance and other costs for restructuring projects in the South America, APAC, and North America segments and $4 million of costs related to the Latin America finance transformation initiative.  Finally, $4 million of restructuring charges related to other projects were recorded including $3 million of costs related to the North America finance transformation and $1 million of costs related to the leaf extraction process in Brazil.

During the three months and year ended December 31, 2017, we recorded a $15 million and $38 million pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2017, we recorded $13 million of restructuring charges related to the abandonment of certain assets related to our leaf extraction process in Brazil, $1 million of employee-related severance and other costs associated with the Finance Transformation initiative, and $1 million of other restructuring costs including employee-related severance costs in North America. During the year ended December 31, 2017, we recorded $17 million of employee-related severance and other costs associated with the restructuring in Argentina, $13 million of restructuring charges related to the abandonment of certain assets related to our leaf extraction process in Brazil, $6 million of employee-related severance and other costs associated with the Finance Transformation initiative, and $2 million of other restructuring charges including employee-related severance costs in North America and a refinement of estimates for prior year restructuring activities.

(iii) During the three months and year ended December 31, 2017, we recorded $9 million in other income for cash proceeds from an insurance recovery related to capital reconstruction.

(iv) The 2017 period includes the flow-through of costs primarily associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(v) The enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017 resulted in a one-time provisional amount of $23 million for the three months and year ended December 31, 2017. During the three months and year ended December 31, 2018, we adjusted our provisional amounts and recognized an incremental $1 million and $3 million of tax expense, respectively, related to the TCJA.

(vi) The Company had been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2004 through 2013.  During the fourth quarter of 2016, the Company recorded a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit.  In addition, as a result of the settlement, for the years 2014-2016, we established a net reserve of $7 million, recorded as a $21 million liability and $14 million benefit.  During the third quarter of 2017, an agreement was reached between the two countries for the specific issues being contested.   As a result of the agreement, we are entitled to deduct a foreign exchange loss of $10 million on our 2017 U.S. federal income tax return. As a result of that final settlement, the Company received a $40 million refund from the CRA and recorded $2 million of interest penalty through tax expense in 2018. In addition, during the third quarter of 2018, the Company reversed $2 million of the $7 million net reserve related to the settlement.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, pre-tax)	2018	2017	2018	2017

Operating income	$158	$202	$703	$836

Add back:

Acquisition/integration costs (i)	—	1	—	4

Restructuring/impairment charges (ii)	19	15	64	38

Insurance proceeds (iii)	—	(9)	—	(9)

Charge for fair value mark-up of acquired inventory (iv)	—	—	—	9

Non-GAAP adjusted operating income	$177	$209	$767	$878

For notes (i) through (iv) see notes (i) through (iv) included in the Reconciliation of GAAP

Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended December 31, 2018			Year Ended December 31, 2018
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$138	$41	29.7%	$621	$167	26.9%

Add back:

Restructuring/impairment charges (ii)	19	3		64	13

Income tax reform (v)	—	(1)		—	(3)

Income tax settlement (vi)	—	—		—	—

Adjusted Non-GAAP	$157	$43	27.4%	$685	$177	25.8%

	Three Months Ended December 31, 2017			Year Ended December 31, 2017
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$187	$84	44.9%	$769	$237	30.8%

Add back:

Acquisition/integration costs (i)	1	—		4	1

Restructuring/impairment charges (ii)	15	5		38	7

Insurance proceeds (iii)	(9)	(3)		(9)	(3)

Change in fair value mark-up of acquired inventory (iv)	—	—		9	3

Income tax reform (v)	—	(23)		—	(23)

Income tax settlement (vi)	—	—		—	10

Adjusted Non-GAAP	$194	$63	32.5%	$811	$232	28.6%

For notes (i) through (vi) see notes (i) through (vi) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(in millions)	2018	2017	%	2018	2017	%
Net Sales
North America	$832	$840	(1)%	$3,511	$3,529	(1)%
South America	234	267	(12)%	943	1,007	(6)%
Asia Pacific	211	185	14%	803	740	9%
EMEA	149	145	3%	584	556	5%
Total	$1,426	$1,437	(1)%	$5,841	$5,832	0%

Operating Income
North America	$114	$139	(18)%	$545	$654	(17)%
South America	31	36	(14)%	99	81	22%
Asia Pacific	29	25	16%	104	115	(10)%
EMEA	30	31	(3)%	116	114	2%
Corporate	(27)	(22)	(23)%	(97)	(86)	(13)%
Sub-total	177	209	(15)%	767	878	(13)%
Acquisition/integration costs	—	(1)		—	(4)
Restructuring/impairment charges	(19)	(15)		(64)	(38)
Insurance proceeds	—	9			9
Charge for fair value mark-up of acquired inventory	—	—		—	(9)
Total	$158	$202	(22)%	$703	$836	(16)%

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Anticipated GAAP Diluted Earnings per Share (“ GAAP EPS”)

to Anticipated Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Anticipated EPS Range
	for Full Year 2019
	Low End	High End
GAAP EPS	$6.47	$7.22

Add:
Restructuring/impairment charges (vi)	0.33	0.28

Adjusted EPS	$6.80	$7.50

Above is a reconciliation of our anticipated full year 2019 diluted EPS to our anticipated full year 2019 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(vi) Primarily reflects current estimates for 2019 restructuring charges related to the Cost Smart Cost of Sales & SG&A programs.  As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.

Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Cash Provided by Operating Activities

to Adjusted Cash Provided by Operating Activities

(Unaudited)

Year Ended
(in millions)	December 31, 2018
GAAP Cash Provided by Operating Activities	$703

Less:
Tax Benefits (vii)	47

Adjusted Cash Provided by Operating Activities	$656

(vii) As a result of the 2017 Tax Cuts and Jobs Act and the U.S. - Canada tax settlement announced in Q4 2016 and other one-time tax payments made during the year that we expect to receive a full refund in the future, the Company incurred one-time net tax cash benefits of $47 million during the year.